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                                                                    EXHIBIT 99.1

[PERCEPTRON LOGO]


Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100


              PERCEPTRON ANNOUNCES FOURTH QUARTER AND TWELVE-MONTH
                          RESULTS FOR FISCAL YEAR 2005

PLYMOUTH, MICHIGAN, AUGUST 11, 2005 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced net sales of $54.9 million and net income of $3.3 million, or $0.35 per diluted share, for the twelve month period ended June 30, 2005, compared with net sales of $53.4 million and net income of $4.0 million, or $0.43 per diluted share, for the same period one year ago. For the fourth quarter ended June 30, 2005, the Company reported net sales of $15.0 million and net income of $106,000, or $0.01 per diluted share, compared with net sales of $15.2 million and net income of $922,000, or $0.10 per diluted share, for the quarter ended June 30, 2004.

The gross profit margin was 47% of sales in fiscal 2005 and 2004. The gross profit margin of 39% in the fourth quarter of fiscal 2005 decreased compared with the same period one year ago due to inventory adjustments, higher manufacturing and installation costs related to the mix of products shipped during the quarter, an increase in the amount of deferred revenue with nominal remaining cost to be incurred that will have a positive impact on gross profit margin in the first half of fiscal 2006, and higher sales of low margin sensors to the forest products market. The Company expects gross profit margins in fiscal 2006 to be comparable to those of fiscal 2005 and 2004.

Selling, general and administrative expense was $14.0 million in fiscal 2005, compared to $12.2 million in fiscal 2004. The increase was primarily due to higher bad debt, normal Michigan Single Business Tax when compared with a credit the previous fiscal year, salary and benefit increases, and legal expenses, that were partially offset by lower employee profit sharing. Selling, general and administrative expense in the fourth quarter of fiscal 2005 was $410,000 higher than the fourth quarter of fiscal 2004 primarily due to higher legal, salary and benefit, and Michigan Single Business Tax expenses that were partially offset by lower employee profit sharing. Engineering, research and development costs of $7.2 million in fiscal 2005 were approximately $300,000 higher than fiscal 2004 due to salary and benefit increases, and increased contract services and engineering material related to new product developments for markets outside automotive, that were partially offset by lower employee profit sharing.

The increase in interest income for the fourth quarter and full year of fiscal 2005 compared with fiscal 2004 reflected higher average cash balances on-hand and higher interest rates. Other income in fiscal 2004 was primarily related to foreign currency gains that did not reoccur in fiscal 2005 because there was relatively more stability in the US Dollar versus the Euro. Income tax expense in both fiscal years reflected the effect of the mix of operating profit and loss among the Company's various operating entities and their countries' respective tax rates.

The Company had total new order bookings of $53.9 million during fiscal 2005 compared with $54.3 million in fiscal 2004. Total new order bookings during the fourth quarter were $14.1 million compared with $14.9 million for the fourth quarter of fiscal 2004. The rate of new orders for both years reflected strong demand for the Company's products and services that facilitate its customers' goals to improve quality and reduce cost. The Company's backlog was $18.0 million as of June 30, 2005 compared with $19.1 million as of June 30, 2004.

The Company plans to make important new investments in fiscal 2006, largely in personnel, for recently introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company expects to see revenue returns from these investments beginning with the second half of fiscal 2006, and net income growth from the investments beginning in fiscal 2007. As a result of these investments, the Company expects revenues for fiscal 2006 to be more than 10% higher than those of fiscal 2005, and net income levels to be comparable to those of fiscal 2005.



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Alfred A. Pease, chairman, president and chief executive officer, commented, "We are pleased with our performance in fiscal 2005. Net sales increased and we remained profitable in fiscal 2005 despite the difficulties of some automakers and their suppliers. We are excited about our new investments and the long term returns they will bring our Company and its shareholders. Our balance sheet remains strong. We had $20.4 million of cash, no debt and shareholders' equity was $54.0 million, or $5.71 per diluted share, as of June 30, 2005."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EDT). Investors can access the call at http://phx.corporate-ir.net/playerlink.zhtml?c=110185&s=wm&e=1113545 or by dialing 800 946-0783 (domestic callers) or 719 457-2658 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 p.m. today and running until 11:59 p.m. on Thursday, August 18, 2005. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode of 5701164. A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.

ABOUT PERCEPTRON
Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, and Japan. For more information, please visit www.perceptron.com.

SAFE HARBOR STATEMENT
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2006 and future revenue, gross profit and net income levels and the timing of revenue and net income increases from the Company's plans to make important new investments, largely for personnel, for new product and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the dependence of the Company's net income levels on increasing revenues, continued pricing pressures from the Company's customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company's products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company's products in the market and uncertainties inherent in doing business


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in foreign markets, especially those that are less well developed than the
Company's traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company's intellectual property and differences in language and local business and social customs. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company's projected revenues and net income depends upon the Company's ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company's revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company's reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company's expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company's expectations.


                           - Financial Tables Follow -


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                                PERCEPTRON, INC.
                            SELECTED FINANCIAL DATA
                    (In Thousands Except Per Share Amounts)
                                  (Unaudited)


CONDENSED INCOME STATEMENTS                             THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                             JUNE 30,                          JUNE 30,
                                                      2005             2004             2005             2004
                                                   ----------       ----------       ----------       ----------
Net Sales                                          $   14,957       $   15,159       $   54,892       $   53,393
Cost of Sales                                           9,076            7,877           28,985           28,293
                                                   ----------       ----------       ----------       ----------

   Gross Profit                                         5,881            7,282           25,907           25,100
Selling, General and Administrative Expense             4,008            3,598           13,970           12,195
Engineering, Research and Development Expense           1,941            2,194            7,242            6,956
Other Expense                                              --               --               --              319
                                                   ----------       ----------       ----------       ----------
   Operating Income (Loss)                                (68)           1,490            4,695            5,630
Interest Income, net                                      136               97              492              290
Foreign Currency and Other Income (Expense)               (69)            (167)              (1)             733
                                                   ----------       ----------       ----------       ----------

Income (Loss) Before Income Taxes                          (1)           1,420            5,186            6,653
Income Tax Expense (Benefit)                             (107)             498            1,904            2,666
                                                   ----------       ----------       ----------       ----------
Net Income                                         $      106       $      922       $    3,282       $    3,987
                                                   ==========       ==========       ==========       ==========

Earnings Per Share
    Basic                                          $     0.01       $     0.11       $     0.37       $     0.46
    Diluted                                        $     0.01       $     0.10       $     0.35       $     0.43

Weighted Average Common Shares Outstanding
    Basic                                               8,810            8,710            8,766            8,593
    Diluted                                             9,458            9,406            9,437            9,327


CONDENSED BALANCE SHEETS                                  JUNE 30,       JUNE 30,
                                                           2005            2004
                                                        ----------      ----------
Cash and Cash Equivalents                               $   20,374      $   19,679
Receivables, net                                            22,305          22,143
Inventories, net                                             5,884           5,688
Other Current Assets                                         1,984           1,831
Property and Equipment, Net                                  7,687           7,714
Other Non-Current Assets, Net                                5,156           5,869
                                                        ----------      ----------

        Total Assets                                    $   63,390      $   62,924
                                                        ==========      ==========


Current Liabilities                                     $    9,398      $   12,564
Shareholders' Equity                                        53,992          50,360
                                                        ----------      ----------

        Total Liabilities and Shareholders' Equity      $   63,390      $   62,924
                                                        ==========      ==========
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